As filed with the U.S. Securities and Exchange Commission on January 6, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRELUDE THERAPEUTICS INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	2834	81-1384762
(State of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Powder Mill Road

Wilmington, Delaware 19803

(302) 467-1280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kris Vaddi, Ph.D.

Chief Executive Officer

Prelude Therapeutics Incorporated

200 Powder Mill Road

Wilmington, Delaware 19803

(302) 467-1280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Effie Toshav, Esq. Robert A. Freedman, Esq. Julia Forbess, Esq. Fenwick & West LLP 555 California Street San Francisco, California 94104 (415) 875-2300	Richard C. Segal Brent B. Siler Divakar Gupta Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116 (617) 937-2300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒333-251874

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company”. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	$28,505,625	$3,110

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $143,994,375 on a Registration Statement on Form S-1 (File No. 333-251874), which was declared effective by the Securities and Exchange Commission on January 6, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $28,505,625 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

(2)

To the extent shares of common stock are purchased by certain existing stockholders, the common stock will initially be issued in the form of non-voting common stock, $0.0001 par value per share. The Proposed Maximum Aggregate Offering Price includes such shares of non-voting common stock, and this registration statement registers the offer and sale of such non-voting common stock and an equivalent number of shares of voting common stock, $0.0001 par value per share into which such non-voting common stock is convertible at the option of the holder thereof.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Prelude Therapeutics Incorporated (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-251874) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on January 4, 2021, which the Commission declared effective on January 6, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of shares to be offered in the public offering by $28,505,625, including the offering price of shares that may be sold upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for sale represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333-251874))

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on this 6th day of January, 2021.

PRELUDE THERAPEUTICS INCORPORATED

By:	/s/ Krishna Vaddi
Krishna Vaddi, Ph.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Krishna Vaddi Krishna Vaddi, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 6, 2021

/s/ Brian Piper Brian Piper, M.B.A.	Chief Financial Officer (Principal Accounting and Financial Officer)	January 6, 2021

* Paul A. Friedman, M.D.	Director	January 6, 2021

* David Bonita, M.D.	Director	January 6, 2021

* Mardi C. Dier	Director	January 6, 2021

* Kelvin Neu, M.D.	Director	January 6, 2021

* Victor Sandor, M.D.C.M.	Director	January 6, 2021

*By	/s/ Krishna Vaddi
Krishna Vaddi Attorney-in-fact